UNITED STATES
SECURITIES AND EXCHANGE  COMMISSION Washington,  D.C. 20549

FORM 8-K

CURRENT  REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2012

BLUFOREST INC.
Exact name of registrant as specified in its charter

Nevada	000-53614	26-2294927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Avenida Gonzalez Suarez y Muros, Edificio Palermo 311 Departamento 1E, Quito, Ecuador	N/A
(Address of principal executive offices)	(Zip Code)

593 9 376-2435
Registrant’s  telephone number, including area code

GREENWOOD GOLD RESOURCES, INC.
(Former name or former address, if changed since last report)

Check the appropriate  box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) [   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 27, 2012, the Board of Directors of Bluforest, Inc., a corporation organized under the laws of the State of Nevada (the “Company”), authorized the execution of that certain acquisition agreement (the “Acquisition Agreement”) between the Company and Ecuador Farms S.A., Develfarms, an Ecuadorian corporation (“Ecuador Farms S.A.”), regarding property known as Hacienda Forestal San Agustin (“The Property”) consisting of approximately 30,000 Hectares.

In accordance with the terms and provisions of the Acquisition Agreement, Ecuador Farms S.A. sells, conveys, assigns and transfers to the Company as follows: (i) 100% of Ecuador Farms S.A.’s rights, title and interest in and to the timber, substances and the rights to receive from the Property all benefits thereto, and associated with those rights associated for the use intended by the Company, namely for the development of the Property as a carbon development project for the purpose of generating carbon credits that may be traded on a public market.  This includes, for greater certainty and any and all agricultural developments that may be produced from the Property including, without limitation, carbon credits; (ii) 100% of the right, title and interests of Ecuador Farms S.A.in all presently existing and pooling and/or communization agreements, declarations, and/or orders and the properties covered or included in the units (including, without limitation, units formed under orders, rules, regulations or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations, and/or declarations, and any working interest units created under operating agreements or otherwise), which relate to the Property; (iii) 100% of the right, title and interests of Ecuador Farms S.A.. in all presently existing and valid agreements, including sales and sales related contracts, operating agreements and other agreements and contracts which relate to the Property or which relate to the exploration, development, operation or maintenance of the Property or the treatment, storage, transaction or marketing of production from or allocated to the Property; and (iv) 100% of the right, title and interests of Ecuador Farms S.A. in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures relating to the Property, and all wells, wellhead equipment, pumping units, flow lines, tanks, buildings, injection facilities, salt water disposal facilities, compression facilities, fathering systems and other equipment, all easements, rights-of-way, surface leases and other surface rights, all permits and licenses and all other appurtenances, used or held for use in connection with or related to the exploration, development, operation or maintenance of any of the Property.

In exchange for the right of the Company to own the Property outright, the consideration shall be approximately ONE HUNDRED EIGHTY MILLION DOLLARS USD ($180,000,000).  The payment shall be paid by the Company to Ecuador Farms S.A. and/or its designees through the issuance of 26,750,000 shares of newly issued restricted common stock of the Company. The stock certificates shall be held in escrow by the Escrow Agent until the definitive transfer of the Property by Ecuador Farms S.A. to the Company shall occur and the Company shall provide its written authorization to the Escrow Agent to release the stock certificates to Ecuador Farms S.A. and/or its designees. In the event the Property is not definitively transferred by Ecuador Farms to the Company as set out in paragraph 5(g) subparagraphs (i), (ii), (iii) and (iv) of the Acquisition Agreement, the Escrow Agent shall return the share certificates to the transfer agent for cancellation and the 26,750,000 shares shall be returned to treasury. In that event, the Agreement shall then be deemed null and void.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1 Acquisition Agreement dated June 27, 2012 between Bluforest Inc. and Ecuador Farms S.A., DevelFarms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLUFOREST INC.

Date: July 2, 2012	By:	/s/ Charles Miller
Name: Charles Miller
Title: Chief Executive Officer